Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 - 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Ltd.

We consent to the incorporation by reference in the Registration Statement of TransAtlantic Petroleum Ltd. dated November 2, 2009 on Form S-8 (No. 333-162814) of our Auditors’ Report dated March 31, 2009 (November 25 for Notes 2, 3, 5, 6, 7, 8, 10, 11, 12, 16 and 17) on the consolidated balance sheets of TransAtlantic Petroleum Corp. as at December 31, 2008 and 2007, and the consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the Form 8-K of TransAtlantic Petroleum Ltd. dated November 25, 2009.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

November 25, 2009